                                                                     EXHIBIT 2.4

                               LOAN SALE AGREEMENT

            THIS LOAN SALE AGREEMENT (the "Agreement") is made and entered into this 30th day of May, 2001 by and between HARRINGTON BANK, FSB, a federally chartered savings association (the "Seller"), and LOS PADRES BANK, FSB, a federally chartered savings association (the "Buyer"), for mutual consideration herein evidenced.

            This Agreement governs (i) the sale by the Seller to the Buyer and the purchase by the Buyer from the Seller of certain loans each of which is (A) unsecured, (B) secured by personal property, (C) secured by an interest in real estate, or (D) secured by a mixture of personal property and real estate, all as identified in Exhibit A attached to this Agreement, and (ii) the interim servicing of such loans following such purchase and sale.

                                    ARTICLE I
                                   DEFINITIONS

      Section 1.1 "Auto Receivable" means a Loan or installment sale contract arising from the purchase of, and secured by, an automobile or light-duty truck.

      Section 1.2 "Business Loan" means a term or revolving Loan to a commercial enterprise secured by personal property, or a mixture of real and personal property.

      Section 1.3 "Commercial Mortgage Loan" means a Loan secured by a Mortgage on real property used for commercial purposes, including five- or greater unit residential real property.

      Section 1.4 "Construction Loan" means a Loan the proceeds of which are intended to be used substantially to finance the construction of improvements on real property.

      Section 1.5 "Home Equity Loan" means a closed-end or revolving Residential Mortgage Loan secured by a Mortgage second in priority on the applicable Mortgaged Property.

      Section 1.6 "Loan" and "Loans" refers to the loans described more fully in Exhibit A attached to this agreement (also known as the "Loan Schedule") each of which is either a Construction Loan, a Residential Mortgage Loan, a Commercial Mortgage Loan, an Auto Receivable, a Business Loan or an Unsecured Loan.

      Section 1.7 "Loan Debtor" and "Loan Debtors" mean an obligor or guarantor, including a third party pledgor, with respect to the Loan Documents relating to a Loan.

      Section 1.8 "Loan Documents" mean, with respect to each Loan the constituent documents relating thereto, including without limitation the loan application, appraisal report, title insurance policy, property insurance policy, promissory note, deed of trust, loan agreement, security agreement and guarantee, if any

      Section 1.9 "Mortgage" means a mortgage or deed of trust encumbering real property and, if applicable, fixtures and securing the obligations of a Loan Debtor with respect to a Loan

      Section 1.10 "Mortgaged Property" means real property encumbered by a Mortgage.

      Section 1.11 "Purchase and Assumption Agreement" means that certain Purchase and Assumption Agreement between Seller and Buyer dated May 30, 2001.

      Section 1.12 "Residential Mortgage Loan" means a Loan secured by a Mortgage on one- to four-unit residential real estate.

      Section 1.13 "Unfunded Commitment" means the commitment of Seller to fund additional advances under a Construction Loan, Home Equity Loan or Business Loan on and after the Closing Date.

                                   ARTICLE II
                           PURCHASE AND SALE OF LOANS

      Section 2.1 PURCHASE AND SALE. Seller hereby agrees to sell, and Buyer hereby agrees to purchase, all right, title and interest of Seller in and to each Loan on and as of the Closing, including without limitation its interest in and to all Loan Documents relating to such Loan, in consideration of (i) cash in the amount of the difference between (A) 100% of the outstanding amount of the Loan as shown on Exhibit A attached hereto; and (B) an allowance for loan losses of $700,000 that may be reduced for chargeoffs of Loans, upon mutual agreement of the Buyer and the Seller (the "Loan Purchase Price" and such exhibit, the "Loan Schedule") and (ii) the assumption of all obligations and duties of Seller on and after the Closing, under or pursuant to the Loan Documents, including without limitation the obligation to fund Unfunded Commitments, which assumption shall be effective as of the Closing.

      Section 2.2 ADJUSTMENTS TO LOAN PURCHASE PRICE. The Loan Schedule shall be updated using information available as of the close of business on the second business day prior to Closing. In the event that after the Closing Date, the outstanding amount of a Loan as of the Closing Date is determined to be lesser or greater than the outstanding set forth on the Loan Schedule and used for purposes of determining the Loan Purchase Price, a corresponding adjustment in the Loan Purchase Price shall be made and shall be paid in accordance with
Section 4.5 of the Purchase and Assumption Agreement.

      Section 2.3 INDEMNIFICATION. Buyer agrees to indemnify, defend and hold harmless Seller, any successor in interest of Seller, and any officer, director, shareholder or employee of any of the foregoing, from and against any claim, debt, charge, encumbrance, loss or liability asserted by any third party arising from the failure of Buyer to assume any obligation required to be assumed by Buyer under Section 2.1.

                                  ARTICLE III
                 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS

      Section 3.1 SELLER'S CORPORATE REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to Buyer as follows:

            (a) ORGANIZATION. Seller is a federally chartered savings association validly existing and in good standing under the laws of the United States of America.


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

            (b) CAPACITY; AUTHORITY; VALIDITY. Seller has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Seller, and this Agreement has been duly executed and delivered by Seller and Agreement constitutes the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms (except as such enforcement may be limited by laws relating to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, the rights and obligations of receivers and conservators of insured depository institutions under 12 U.S.C. ss.1821(d) and (e) and other laws relating to or affecting creditors' rights generally and by general equity principles).

            (c) CONFLICTS; DEFAULTS. Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby will (i) conflict with, result in the breach of, constitute a default under or accelerate the performance required by, any order, law, regulation, contract, instrument or commitment to which Seller is a party or by which it is bound, which breach or default would have a material adverse effect on Seller's interest in the Loans or the ability of Seller to consummate the transactions contemplated hereby; (ii) violate the charter or bylaws of Seller, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit, license or agreement to which Seller is a party, or (iv) require the consent or approval of any other party to any contract, instrument or commitment which Seller is a party, in each case other than any required approval of the Office of Thrift Supervision under the Bank Merger Act and Section 563.22 of the OTS Regulations, and such other approvals of regulatory authorities, if any, which have been obtained or will be obtained prior to or on the Closing Date. Seller is not subject to any agreement with any regulatory authority which would prevent the consummation by Seller of the transactions contemplated by this Agreement.

            (d) LITIGATION. There is no claim, or any litigation, proceeding, arbitration, investigation or controversy pending against Seller, which will have a material adverse effect on Seller's interest in the Loans or the ability of Seller to consummate the transactions contemplated hereby and, to Seller's knowledge, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened.

            (e) PERFORMANCE OF OBLIGATIONS. Seller has performed in all material respects all obligations required to be performed by it to date under the Loan Documents, and Seller is not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under, any such agreements.

            (f) FINDERS OR BROKERS. Seller has not agreed to pay any fee or commission to any agent, broker, finder, or other person retained by it, for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby.

            (g) EFFECT OF LAW ON CLOSING. There is no federal or state statute, rule or regulation, or order or rule of any federal or state regulatory agency which would prevent the Seller from selling the Loan to Buyer as contemplated by this Agreement.

      Section 3.2 REPRESENTATIONS AND WARRANTIES RELATING TO ALL LOANS. Seller represents and warrants as to each Loan that:

            (a) Seller is the sole owner and holder of the Loan and all servicing rights relating thereto. The Loan is not assigned or pledged, and Seller has good and marketable title thereto. Seller has the full right, subject to no interest or participation of, or agreement with, any other party, to sell and assign the Loan to Buyer free and clear of any right, claim or interest of any person or entity, and such sale and assignment to Buyer will not impair the enforceability of the Loan.

            (b) Except for any Unfunded Commitment in the case of a Construction Loan, Business Loan or Home Equity Loan, the full principal amount of the Loan has been advanced to the Loan Debtor, either by payment direct to him or her, or by payment made on his or her request or approval, there is no requirement for future advances thereunder. The unpaid principal balance of each Loan and the amount of the Unfunded Commitment is as stated on Exhibit A.

            (c) Each of the Loan Documents is genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms.

            (d) All federal, state and local laws and regulations affecting the origination, administration and servicing of the Loans prior to the Closing Date, including without limitation, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws, have been fully complied with in all material respects. Without limiting the generality of the foregoing, Seller has, in all material respects, timely provided all disclosures, notices, estimates, statements and other documents required to be provided to the borrower under applicable law and has documented receipt of such disclosures, estimates, statements and other documents as required by law and prudent loan origination policies and procedures.

            (e) Each Loan conforms, in all material respects, to the Seller's underwriting guidelines as in effect for such type of Loan on the date of origination of such Loan, except for exceptions noted in the loan approval report for such Loan.

            (f) The Loan Debtor has no rights of rescission, setoff, counterclaims, or defenses to the Loan Documents.

            (g) Except as set forth on Exhibit A, (i) no Loan is in material default, nor, to Seller's knowledge, is there any event applicable to a Loan where with the giving of notice or the passage of time, would constitute a material default; and (ii) no Loan is classified as substandard doubtful or loss or is on non-accrual status.

            (h) Seller has not modified such Loan or waived any material provision of or default under such Loan or the related Loan Documents, except in accordance with its customary loan administration policies and procedures. Any such modification or waiver is in writing and is contained in the Loan file

            (i) Seller has taken all actions to cause each Loan secured by personal property to be perfected by a security interest having first priority or such other priority as is required by the relevant loan approval report for such Loan; the collateral for each such Loan is owned by the borrower or, if permitted by the loan approval report, a third party pledgor, free and clear of any lien or encumbrance except for the security interest in favor of Seller and any other encumbrance expressly permitted under the relevant loan approval report.

            (j) Seller has confirmed ownership by the Borrower or third party pledgor of all collateral for such Loan and has confirmed the valuation thereof in accordance with Seller's customary policies and procedures.

      Section 3.3 SELLER'S ADDITIONAL REPRESENTATIONS AND WARRANTIES CONCERNING RESIDENTIAL AND COMMERCIAL MORTGAGE LOANS AND CERTAIN BUSINESS LOANS. Seller represents and warrants as to each Residential Mortgage Loan, Commercial Mortgage Loan and Business Loan that is secured in whole or in part by a Mortgage that:

            (a) The Mortgage is a valid, existing and enforceable first lien on the Mortgaged Property securing the related Loan Documents (or a subordinate lien if expressly permitted under the relevant loan approval report), and the Mortgaged Property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage, except for liens for real estate taxes and special assessments not yet due and payable and, in the case of a Home Equity Loan or a Mortgage securing a guarantee of a Business Loan, the permitted lien of the senior mortgage or deed of trust.

            (b) The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure.

            (c) Seller has not (i) satisfied, canceled, or subordinated the Loan in whole or in part; (ii) released the Mortgaged Property, in whole or in part, from the lien of the Loan, or (iii) executed any instrument of release, cancellation, modification, or satisfaction.

            (d) To Seller's knowledge, all taxes, government assessments, insurance premiums, water, sewer, and municipal charges, and leasehold payments which previously became due and owing have been paid, or an escrow payment has been established in an amount sufficient to pay for every such item which remains unpaid. Seller has not advanced funds, or induced, solicited, or knowingly received any advance of funds by a party other than the Loan Debtor. Seller has not received any advance payment of the Loan except for interest accruing from the date of the Mortgage Note or date of disbursement of the Loan proceeds, whichever is later, to the date which precedes by one month the due date of the first installment of principal and interest, except for any buydown or other funds approved in advance by Buyer in writing.

            (e) To Seller's knowledge, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property; the Mortgaged Property is undamaged by waste, earth movement, fire, flood, windstorm, earthquake, or other casualty.

            (f) To Seller's knowledge, the Mortgaged Property is free and clear of all mechanics' liens or liens in the nature thereof, no rights are outstanding that under law could give rise to any such lien.

            (g) To Seller's knowledge, all of the improvements which are included for the purpose of determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except as allowed by the Seller's underwriting guidelines.

            (h) The Loan meets, or is exempt from, applicable state or federal laws, regulations, and other requirements pertaining to usury, and the Loan is not usurious.

            (i) Each Loan which is disclosed on Exhibit A to be insured by a private mortgage insurance company is so insured by a company acceptable to Buyer; all provisions of each such policy have been and are being complied with; each such insurance policy is in full force and effect, and all premiums due thereunder have been paid.

            (j) There is in force a paid-up Lender's Title Insurance Policy respecting the Mortgaged Property issued by a title insurance company acceptable to Buyer in an amount at least equal to the outstanding principal balance of the related Loan except for Home Equity Loans and such other loans as are disclosed in writing to Buyer. No claims have been made under such Lender's Title Insurance Policy, and Seller has not done, by act or omission, anything that would impair the coverage of such Lender's Title insurance Policy.

            (k) There is in force for each Loan hazard and flood insurance policies, including, to the extent required by applicable law, flood insurance, meeting the specifications of FNMA/FHLMC in the case of a Residential Mortgage Loan (other than Home Equity Loans and Loans disclosed on Exhibit A. All such insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Loan Debtor thereunder to maintain the hazard insurance policy at the Loan Debtor's cost and expense, and on the Loan Debtor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Loan Debtor's cost and expense, and to seek reimbursement therefor from the Loan Debtor. Seller has not engaged in, and has no knowledge of the Loan Debtor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either.

            (l) As to each Residential Mortgage Loan, the Mortgaged Property consists of a one- to four-family (including condominium or PUD projects that meet FNMA/FHLMC guidelines as warranted by Seller), owner-occupied primary residence second home or investment property.

            (m) The Loan was originated and underwritten in the ordinary course of Seller's business, and each Loan was, prior to the Purchase Date, reviewed by Seller's standard internal audit procedure.

            (n) Neither (i) the information presented as factual concerning the income, employment, credit standing, purchase price and other terms of sale, payment history or source of funds submitted to Seller or Buyer for the purpose of making or purchasing the Loan, as the case may be, nor (ii) the information presented as factual in the Appraisal with respect to the Mortgaged Property, contained, to Seller's knowledge, any material omission or misstatement or other discrepancy at the time the information was obtained by Seller.

            (o) All Appraisals shall have been ordered, performed and rendered in accordance with the requirements of the underwriting guidelines and all laws and regulations then in effect relating and applicable to the origination of Loans and/or their purchase by Buyer, (i) which requirements include, without limitation, requirements as to appraiser independence, appraiser competency and training, appraiser licensing and certification, and the content and form of Appraisals, and (ii) which laws and regulations include, without limitation, regulations promulgated by the Office of Thrift Supervision and amendments and changes thereto, as a result of FIRREA, and (iii) which are in the public domain or of which Buyer has so notified Seller.

            (p) The Mortgaged Property is located in the Kansas City Metropolitan area, consisting of parts of Kansas and Missouri.

      Section 3.4 SELLER'S ADDITIONAL REPRESENTATIONS AND WARRANTIES REGARDING AUTO RECEIVABLES. Seller represents and warrants to Buyer as to any Auto Receivable that:

            (a) The Auto Receivable represents a bona fide sale of the vehicle described therein to the vehicle purchaser for the amount set forth therein;

            (b) The vehicle described in the Auto Receivable has been delivered to and accepted by the vehicle purchaser and such acceptance shall not have been revoked;

            (c) The security interest created by the Auto Receivable is a valid first lien in the motor vehicle covered by the Auto Receivable and all action has been taken to create and perfect such lien in such motor vehicle within such time following the date of the Auto Receivable as will afford first priority status;

            (d) The down payment relating to such Auto Receivable has been paid in full by the vehicle purchaser in cash and/or trade as shown in such Auto Receivable and no part of the down payment consisted of notes or postdated checks.

            (e) No adjustments in the cash price of the related vehicle or related goods or services sold pursuant to the Auto Receivable have been made as a result of the pricing or any discount made pursuant to the Agreement;

            (f) The statements made by the vehicle purchaser and the information submitted by the vehicle purchaser in connection with the Auto Receivable are true and complete to the Seller's best knowledge;

            (g) Each Auto Receivable complies with all applicable provisions of laws and regulation that are applicable to the transaction represented by the Auto Receivable.

            (h) Seller has no knowledge of any circumstances or conditions with respect to the Auto Receivable, the related vehicle, the vehicle purchaser, or vehicle purchaser's credit standing that can be expected to adversely affect the eligibility of the Auto Receivable.

      Section 3.5 [intentionally deleted]

      Section 3.6 SELLER'S ADDITIONAL REPRESENTATIONS AND WARRANTIES CONCERNING UNSECURED LOANS.

            (a) Except as set forth on Exhibit A, such Unsecured Loan has not been, nor should such Unsecured Loan been, charged-off under Seller's normal procedures within the past three years.

            (b) Such Unsecured Loan has not been the subject of any bankruptcy since inception.

      Section 3.7 BUYER'S CORPORATE REPRESENTATIONS AND WARRANTIES. Buyer hereby represents, warrants to Seller that:

            (a) ORGANIZATION. Buyer is a federally chartered savings association, validly existing and in good standing under the laws of the United States of America.

            (b) CAPACITY; AUTHORITY; VALIDITY. Buyer has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Buyer, and this Agreement have been duly executed and delivered by Buyer, and constitute the valid and binding obligations of Buyer, and this Agreement has been duly executed and delivered by Buyer, and constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms (except as such enforcement may be limited by laws relating to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, the rights and obligations of receivers and conservators of insured depository institutions under 12 U.S.C. ss.1821(d) and (e) and other laws relating to or affecting creditors' rights generally and by general equity principles.

            (c) CONFLICTS; DEFAULTS. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any order, law, regulation, contract, instrument or commitment to which Buyer is a party or by which Buyer is bound, (ii) violate the charter or bylaws of Buyer, (iii) require any consent, approval, authorization or filing under any law, regulation, judgment, order, writ, decree, permit or license to which Buyer is a party or by which Buyer is bound, other than the approvals of regulatory authorities, if any, which have been obtained or will be obtained prior to or on the Closing Date. Buyer is not subject to any agreement or understanding with any regulatory authority which would prevent the consummation by Buyer of the transactions contemplated by this Agreement.

            (d) FINDERS OR BROKERS. Buyer has not agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker, or finder in connection with this Agreement or the transactions contemplated hereby.

            (e) EFFECT OF LAW ON CLOSING. There is no federal or state statute, rule or regulation, or order or rule of any federal or state regulatory agency, which would prevent Buyer from purchasing the Loans as contemplated by this Agreement.

            (f) Buyer is purchasing the Loans for its own account as principal and not with a view toward resale, transfer or distribution;

                                   ARTICLE IV
                        CLOSING AND DELIVERY OF DOCUMENTS

      Section 4.1 CONDITIONS TO CLOSING. The Closing of the transactions described herein shall occur concurrently with the closing of the transactions contemplated under the Purchase and Assumption Agreement. In the event the closing of the transactions contemplated under the Purchase and Assumption Agreement do not occur, the Closing shall not occur. At the Closing, the documents specified in Section 4.2 shall be delivered to Buyer.

      Section 4.2 DELIVERY OF DOCUMENTS.

            (a) PERFECTION OF TITLE, AND INSURANCE MAINTENANCE. Seller agrees to do all acts necessary to perfect title to the Loans in Buyer; and to be responsible at no expense to Buyer for seeing to it that at all times while this Agreement is in force, policies of fidelity, fire, and extended coverage, theft, forgery and errors and omissions insurance are maintained, and shall furnish proof of such insurance coverage upon demand by Buyer. Such policies shall be in amounts reasonably satisfactory from time to time to Buyer and with acceptable standard coverages indemnifying Buyer against loss reasonably satisfactory to Buyer; each hazard insurance policy shall comply with the specifications as set forth in this Agreement.

            (b) DELIVERY OF DOCUMENTATION. Seller shall sell, endorse, assign and deliver to Buyer with respect to the purchase of each Loan the following documents to the extent they are applicable to a Loan and to the extent they are in Seller's possession, all subject to the approval of Buyer as to proper form and execution:

                  (1) Original executed promissory note endorsed without recourse by Seller;

                  (2) Deed of trust or other security document, which in the case of a Construction Loan shall be a construction deed of trust, accompanied by those documents and instruments necessary to record and perfect ownership thereof in Buyer, including assignments of rents, if any;

                  (3) One or more original written appraisal reports, prepared in conformity with applicable regulation and signed, prior to the approval of the Loan Debtor's application, by a person or persons duly appointed and qualified as appraiser or appraisers by the Seller's board of directors and who has no interest, direct or indirect, in the security property or any loan on the security thereof and who does not receive compensation which is affected by the approval or declination of the Loan (or an internal staff appraiser if permitted under Seller's loan origination policies and procedures). Such appraisal shall disclose the market value of the security offered by the Loan Debtor and contain sufficient information and data concerning the appraised security property to substantiate its market value.

                  (4) Lender's title insurance policy, exceptions subject to the reasonable approval of Buyer, and proper assignment thereof;

                  (5) Survey of premises identifying the security property by address and legal description, this being required only if the title policy contains an exception as to boundary and building line restrictions or as to anything else that may be determined by a survey of the premises;

                  (6) Originals of hazard insurance policies meeting the specifications as contained in this Agreement;

                  (7) Statement showing unpaid principal balance on Loan, amount of periodic installments and date to which interest is paid;

                  (8) Certified copy of the Seller's resolution authorizing sale of the Loan;

                  (9) Appropriate evidence indicating that the Loan Debtor has received the disclosure materials as required by applicable law and regulations; and

                  (10) Original paid-up title insurance policy issued by a Seller and Servicer-approved title company in an amount at least equal to the outstanding principal balance of the Loan;

                  (11) Originally executed guarantee, if applicable;

                  (12) Any UCC-1 financing statements, bearing appropriate file stamps;

                  (13) Any lien search reports and other documents establishing the ownership of personal property collateral in borrower or if applicable, third party pledgor, free and clear of liens and encumbrances;

                  (14) With respect to each Construction Loan:

                       (A) A construction loan agreement duly executed by all parties thereto;

                       (B) Assignment of building permits;

                       (C) Assignments of contracts with architects and contractors;

                       (D) Completion guaranties;

                  (15) With respect to any Auto Receivable, all counterparts of any installment sale contracts, together with evidence of title with respect to the security therefor

                  (16) Any guaranty;

                  (17) Any amendments, modifications or supplements to the foregoing;

                  (18) The Loan files.



                                   ARTICLE V
                            MISCELLANEOUS PROVISIONS

      Section 5.1 SURVIVAL. All representations and warranties made by the parties to this Agreement shall expire on the Closing Date.

      Section 5.2 "DOING BUSINESS" REGISTRATION AND FEES. On request of Buyer, Seller shall arrange for appropriate registration and payment of any fee which might be required under the laws of the state where the security property is located, in connection with doing business by Buyer in such state. Seller's cost is to be reimbursed by Buyer upon submission of a statement.

      Section 5.3 APPOINTMENT OF TRUSTEES. It is agreed by Buyer and Seller that the appointment of any trustees under any trust deeds or deeds of trust shall be subject to the approval of Buyer.

      Section 5.4 EFFECT OF ARTICLE AND SECTION HEADINGS. The ARTICLE and Section headings herein are for convenience only and shall not affect the construction of this Agreement.

      Section 5.5 DOCUMENT CONTAINS ENTIRE AGREEMENT. This document contains the entire agreement between the parties hereto and cannot be modified in any respect except by an agreement in writing. The invalidity of any portion of this Agreement shall in no way affect the balance thereof. This Agreement shall remain in effect until Buyer's interests in all of the loans sold hereunder, including the underlying security, are liquidated completely.

            IN WITNESS WHEREOF, each party has caused its corporate seal to be affixed hereto and this instrument to be signed in this corporate name on its behalf by its proper officials duly authorized.

            This 30th day of May, 2001.

                                    HARRINGTON BANK, FSB, SELLER




                                    By: /s/ Craig Cerny
                                        --------------------------------
                                        Name: Craig Cerny
                                        Title: President



                                    By: /s/ John Fleener
                                        --------------------------------
                                        Name: John Fleener
                                        Title: Chief Financial Officer



                                    LOS PADRES BANK, FSB, BUYER


                                    By: /s/ William Phillips, Jr
                                        --------------------------------
                                        Name: William Phillips, Jr
                                        Title: President